UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) January 11, 2010

PROSPERO GROUP
(Exact name of registrant as specified in its chapter)

Nevada	000-50429	33-1059313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Madison Avenue, 10th Floor, New York, New York	10022-2511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (239)-243-0782

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 11th, 2010, the Board of Directors of Prospero Group voted to add Mr. Peter Suter to the Board of Directors as Vice President Chief of Operations and Vera Lehmann as President and CEO. At the same Board Meeting, James Cercone and Etoile Pinder resigned from the Board of Directors to pursue and devote on a full-time basis the Wellness Programs and Clinics in the Bahamas and Caribbean.

Peter Suter (54) is CEO of his own Project Management Company specialized in consulting financial trading software companies and managing trading software project implementations. In 2008 and 2009 he worked as Trading Systems supervisor for EGL a large European wide Swiss power trading company. Between 1975 and 2006 he worked with ever increasing responsibilities for UBS AG, Swiss Bank Corporation (SBC) Banque Commerciale pour L’Europe du Nord (Paris) as an FX trader and Business Manager. He is a specialist in FX trading, business analysis, organisation and business process management. At UBS, Zurich he was a Director and responsible for global cost cutting in dealing and trading systems. He also was evaluating and implementing new cost efficient application in Asia, Europe and the Americas. Peter Suter has international experience made with UBS/SBC in their investment bank units in Paris, Singapore, Tokyo, Bahrain, Lugano and Zurich. 1992 Mr Suter graduated from Swiss Banking School in Zurich.

Vera Lehmann (57) is marketing director at Hullwash Manufacturing Corporation, a Director at Lehmann-Creative Ltd. And Marketing Director at Fashion-Creative Corporation. From 1986 – 2007, Vera operated her own Tax Consulting firm in Germany and from 1977 –1986 worked as an auditor in the German Tax Office with certification as a government tax inspector.

Page - 1

Neither Mr. Suter nor Vera Lehmann or any of the four other current directors or officers hold a directorship in any other reporting company.

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Prospero Group was or is a party to in which Mr. Suter or Vera Lehman had or is to have a direct or indirect material interest.

There is no employment agreement between Mr. Suter and Vera Lehman and Prospero Group at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Group has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO GROUP

By: /s/ Hubert L. Pinder
Chief Financial Officer

Dated: January 11, 2010

Page - 2